Exhibit 99.1

Intersect ENT Reports Third Quarter 2019 Results

MENLO PARK, Calif.—November 1, 2019— Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to transforming care for patients with ear, nose and throat conditions, today reported financial results for the third quarter ended September 30, 2019.

Total revenue was $24.1 million for the third quarter of 2019 compared to $24.7 million for the same period of 2018. This decrease resulted from lower unit sales of the PROPEL® family of products, partially offset by the growth in adoption of SINUVA®, which contributed $1.1 million, or 5% of third quarter 2019 revenue.

Gross profit for the third quarter was $19.2 million and gross margin was 80%, compared to gross profit of $19.5 million and gross margin of 79% for the same period of 2018.

Operating expenses for the third quarter of 2019 were $32.6 million, compared to $27.6 million in the same period of 2018, an increase of 18%. R&D expenses increased to $6.1 million from $4.9 million, primarily due to expenses related to the company’s investigational ASCEND drug-coated sinus balloon and an increase in personnel-related expenses. SG&A expenses increased to $26.4 million from $22.8 million, primarily due to the expansion of SINUVA commercial and market access activities, including headcount, marketing and consulting expenses, and the incremental stock-based compensation associated with the leadership change.

The balance of cash, cash equivalents and short-term investments was $89.2 million, compared to $93.5 million at the start of the quarter.

Outlook

Intersect ENT is maintaining its outlook for revenue for the full year 2019 to be approximately flat compared with 2018 revenue of $108.5 million. The company’s full year 2019 outlook for gross margin remains in the range of 80% to 81% and for operating expenses in the range of $135 to $137 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 8:00 a.m. ET (5:00 a.m. PT) to discuss the company’s third quarter 2019 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s website at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10135992.

A replay of the conference call may be accessed that same day after 10:00 a.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10135992. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT®

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include the opportunity for our products and their ability to become the standard of care, our growth potential, our ability to drive stronger operational and financial performance, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and our outlook about 2019 full year revenue, gross margin and operating expenses. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in our filings on Form 10-K, Form 10-Q and our other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). We do not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$24,056	$24,666	$77,388	$75,689
Cost of sales	4,876	5,202	14,567	16,242

Gross profit	19,180	19,464	62,821	59,447
Gross margin	80%	79%	81%	79%

Operating expenses:
Selling, general and administrative	26,429	22,760	81,247	65,281
Research and development	6,145	4,872	18,452	13,519

Total operating expenses	32,574	27,632	99,699	78,800

Loss from operations	(13,394)	(8,168)	(36,878)	(19,353)
Interest income and other, net	546	572	1,841	1,461

Net loss	$(12,848)	$(7,596)	$(35,037)	$(17,892)

Net loss per share, basic and diluted	$(0.41)	$(0.25)	$(1.12)	$(0.59)

Weighted average common shares used to compute net loss per share, basic and diluted	31,483	30,475	31,256	30,208

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$89,227	$100,773
Accounts receivable, net	13,243	19,616
Inventory	16,921	11,586
Prepaid expenses and other current assets	3,809	2,695

Total current assets	123,200	134,670
Property and equipment, net	6,072	5,878
Other non-current assets	1,010	413

Total assets	$130,282	$140,961

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,788	$6,202
Accrued compensation	12,655	12,281
Other current liabilities	1,912	1,250

Total current liabilities	19,355	19,733
Other non-current liabilities	44	234

Total liabilities	19,399	19,967
Total stockholders’ equity	110,883	120,994

Total liabilities and stockholders’ equity	$130,282	$140,961